Exhibit (a)(103)

VOYA EQUITY TRUST

Amended Establishment and Designation of

Series and Classes of Shares of Beneficial

Interest, Par Value $0.01 Per Share

Effective: September 30, 2025

The undersigned, being a majority of the Trustees of Voya Equity Trust, a Massachusetts business trust (the “Trust”), acting pursuant to the Amended and Restated Declaration of Trust, dated February 25, 2003, as amended (the “Declaration of Trust”), including Article V, Section

5.13and Article VIII, Section 8.3 of the Trust’s Declaration of Trust, hereby amend the Establishment and Designation of Series and Classes to establish Class R6 shares for Voya MI Dynamic SMID Cap Fund (formerly, Voya Mid Cap Research Enhanced Index Fund), as follows:

A.Paragraph 1 of the Establishment and Designation of Series and Classes with respect to Voya MI Dynamic SMID Cap Fund, dated June 3, 2019, is hereby amended as follows:

1.The Fund shall be designated Voya MI Dynamic SMID Cap Fund. The Classes thereof shall be designated as follows:

Voya MI Dynamic SMID Cap Fund Class A

Voya MI Dynamic SMID Cap Fund Class C

Voya MI Dynamic SMID Cap Fund Class I

Voya MI Dynamic SMID Cap Fund Class R

Voya MI Dynamic SMID Cap Fund Class R6

Voya MI Dynamic SMID Cap Fund Class W

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the undersigned have signed this Amended Establishment and Designation of Series and Classes.

Dated: May 15, 2025

/s/ Colleen D. Baldwin Colleen D. Baldwin, as Trustee

/s/ John V. Boyer

John V. Boyer, as Trustee

/s/ Martin J. Gavin

Martin J. Gavin, as Trustee

/s/ Joseph E. Obermeyer

Joseph E. Obermeyer, as Trustee

/s/ Sheryl K. Pressler

Sheryl K. Pressler, as Trustee

/s/ Christopher P. Sullivan Christopher P. Sullivan, as Trustee